UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 25, 2017

Malvern Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-54835	45-5307782
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

42 E. Lancaster Avenue, Paoli, Pennsylvania	19301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(610) 644-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement for Anthony C. Weagley.

On May 25, 2017, Malvern Bancorp, Inc. (the “Company”), Malvern Federal Savings Bank (the “Bank”), a wholly-owned subsidiary of the Company, and Anthony C. Weagley, the President and Chief Executive Officer of the Company and the Bank, entered into an Amended and Restated Employment Agreement (the “CEO Amended and Restated Employment Agreement”), which amends the employment agreement the parties entered into dated June 23, 2016 (the “2016 Employment Agreement”). The principal changes made to the CEO Amended and Restated Employment Agreement from the 2016 Employment Agreement are to increase the lump sum cash payment Mr. Weagley would be entitled to receive upon termination after a Change in Control (as defined) from two to three times his annual base salary, and to add COBRA coverage, which entitles Mr. Weagley to reimbursement of COBRA premiums for up to 18 months following termination prior to a Change in Control, and up to 18 months following termination after a Change in Control. The Amendment also revises the language pertaining to Sections 4999 and 280G of the Internal Revenue Code (the “Code”) to provide that if the payments that would otherwise be payable to Mr. Weagley in connection with a termination after a Change in Control would trigger an excise tax under Section 4999 of the Code, such amounts would be required to be reduced only if doing so would result in a greater after-tax amount being retained by Mr. Weagley.

Amendment to Joseph Gangemi’s Change in Control Agreement.

On May 25, 2017, Joseph Gangemi, the Senior Vice President and Chief Financial Officer of the Company and the Bank, entered into an amendment (the “Amendment”) to Mr. Gangemi’s Change in Control Agreement, dated Mary 23, 2016 (the “CIC Agreement”) with the Bank. The CIC Agreement sets forth certain severance payments and other benefits that Mr. Gangemi will be entitled to in the event of an involuntary termination of employment that occurs within 90 days prior to, or within 12 months following, a Change in Control (as defined). The Amendment increases the severance amount under the CIC Agreement from 100% of Mr. Gangemi’s base salary to 150% of his base salary.

In exchange for the increase in the severance amount, Mr. Gangemi entered into a Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement (the “Restrictive Covenants Agreement”) with the Bank, also dated May 25, 2017. Mr. Gangemi’s Restrictive Covenants Agreement provides that during the course of his employment with the Bank and for a period of 12 months after his termination of employment with the Bank for any reason (the “Restricted Period”), Mr. Gangemi will not, directly or indirectly, engage, participate or invest in any Competing Business (as defined) in the Competitive Territory (as defined). “Competing Business” is defined as any business engaged in banking or lending activities, or accepting deposits, providing financial services or financial advice, or any other activities in which the Company or the Bank engaged during Mr. Gangemi’s employment with the Bank. “Competitive Territory” is defined as any area that is within a 100 mile radius of any branch or office of the Company or the Bank or any of their affiliates that is or was in existence during Mr. Gangemi’s employment or any location where the Company, the Bank or any of their respective affiliates had planned to establish a branch or office during the 12 months prior to Mr. Gangemi’s termination of employment.

The Restrictive Covenants Agreement also contains provisions prohibiting the solicitation of employees and customers of the Company or the Bank or any of their respective affiliates.

Employment Agreement with William J. Boylan

On May 25, 2017, the Company, the Bank and William J. Boylan entered into an employment agreement ( the “Boylan Employment Agreement”), which provides that Mr. Boylan will serve as Executive Vice President and Chief Lending Officer of the Company and the Bank. The initial term of the Boylan Employment Agreement will expire on May 26, 2019, and the employment period will be deemed to be automatically extended for successive one year periods thereafter, unless at least 60 calendar days prior to the expiration of the initial or any extended term, the Company or the Bank shall give written notice to Mr. Boylan, or Mr. Boylan shall give written notice to the Company or the Bank, of its or his intention not to renew the employment period.

The Boylan Employment Agreement provides that Mr. Boylan’s compensation will include a base salary of $235,000 per annum, subject to review and increase by the Board of Directors of the Company (the “Company Board”) or the Board of Directors of the Bank (the “Bank Board”). Mr. Boylan will also be eligible for such annual bonus as the Company Board or the Bank Board, or an applicable committee thereof, determines in its sole discretion to be appropriate based upon achievement of such performance goals or other factors as such Company Board or Bank Board or committee deems appropriate.

If Mr. Boylan’s employment is terminated by the Company or the Bank without cause (other than due to death or disability) or if the Company or the Bank terminate the Boylan Employment Agreement pursuant to a non-renewal notice, in each case on or after a Change in Control (as defined), or if Mr. Boylan’s employment is terminated by him for Good Reason (as defined) on or after a Change in Control, Mr. Boylan will be entitled to receive all unpaid salary and accrued benefits to the termination date, plus, subject to his execution of a mutually satisfactory release, a lump sum cash payment equal to any unpaid annual bonus earned and owed to him for a previous calendar year and any amounts earned by him but unpaid under the Bank’s Lender Incentive Plan, plus 24 months’ of his base salary. In addition, Mr. Boylan would become fully vested in all equity-based options and other awards, and he would be entitled to reimbursement for COBRA premiums paid by him for up to 18 months immediately following termination.

If Mr. Boylan’s employment is terminated by the Company or the Bank without Cause (as defined), other than due to death or disability, or if the Company or the Bank terminate the Boylan Employment Agreement pursuant to a non-renewal notice, in each case before a Change in Control, or if Mr. Boylan’s employment is terminated by him for Good Reason before a Change in Control, he will be entitled to receive all unpaid salary and accrued benefits to the termination date, plus, subject to his execution of a mutually satisfactory release, his then annual rate of base salary for twelve months, as severance. He would also be entitled to reimbursement for COBRA premiums for up to six months.

If Mr. Boylan’s employment is terminated at any time for Cause or if he resigns without Good Reason, he will be entitled to receive only unpaid salary and accrued benefits to the termination date.

In connection with executing the Boylan Employment Agreement, Mr. Boylan executed a Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement which is comparable to Mr. Gangemi’s Restrictive Covenants Agreement.

The foregoing descriptions are qualified in their entirety by the full text of the applicable agreements, which are filed as Exhibits to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

Exhibit 10.1 Amended and Restated Employment Agreement, dated May 25, 2017, among Malvern Bancorp, Inc., Malvern Federal Savings Bank and Anthony C. Weagley.

Exhibit 10.2 Amendment to Change in Control Agreement, dated May 25, 2017, between Joseph Gangemi and Malvern Federal Savings Bank, including his Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement.

Exhibit 10.3 Employment Agreement, dated May 25, 2017, among Malvern Bancorp, Inc., Malvern Federal Savings Bank and William J. Boylan, including his Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MALVERN BANCORP, INC.

Date: June 1, 2017	By:	/s/ Joseph D. Gangemi
Joseph D. Gangemi
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.:	Description:

Exhibit 10.1         Amended and Restated Employment Agreement, dated May 25, 2017, among Malvern Bancorp, Inc., Malvern Federal Savings Bank and Anthony C. Weagley.

Exhibit 10.2         Amendment to Change in Control Agreement, dated May 25, 2017, between Joseph Gangemi and Malvern Federal Savings Bank, including his Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement.

Exhibit 10.3         Employment Agreement, dated May 25, 2017, among Malvern Bancorp, Inc., Malvern Federal Savings Bank and William J. Boylan, including his Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement.

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